Exhibit (c)(14)

– Confidential Draft – Project Gemini: Confidential Discussion Materials April 28, 2022

– Confidential Draft – Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Gemini in connection with its evaluation of a proposed share reclassification and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Gemini and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Gemini. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Gemini or any other entity, or concerning the solvency or fair value of Gemini or any other entity. With respect to financial forecasts, including with respect to estimates of potential synergies, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Gemini as to their respective future financial performances, and at your direction Centerview has relied upon such forecasts, as provided by Gemini’s management, with respect to both Gemini, including as to expected synergies. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performingthis financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, wouldcreate an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Gemini. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Gemini (in its capacity as such) in its consideration of the proposed share reclassification, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Gemini or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

– Confidential Draft –

Situation Update

- The Sands letter to the Gemini Board proposed a declassification at an exchange ratio of 1.35x
  - Implies an exchange premium paid to the holders of Class B shares of ~$1.7bn or ~3.6% of market cap(1)
- Following last week's discussion, we have evaluated for reference purposes, the potential value of reduced annual compensation for the Sands
  - Illustrative value of ~$280mm based on ~$16mm of potential annual savings(2)
- A response to the Sands to be informed by both quantitative and qualitative factors
- Response may seek clarification on a number of key governance items, including:
  - Sands ongoing roles, Board representation / nomination rights, standstill or lock-up
  - Other governance items including Lead Director rotation and majority vote standard
- To assist the Committee in a potential response to the Sands proposal, selected benchmarks and financial data are also included for reference:
  - Selected potential rationale for a reclassification
  - Prior reclassification situations
  - Illustrative Gemini sum-of-the-parts and regression analysis based on selected publicly traded alcohol companies

Source: Company filings, Wall Street research and FactSet.
(1) Based on Gemini Class A share price of $249 per share.
(2) Assumes $0.4mm and $0.3mm annual compensation for Robert and Richard Sands, respectively. Assumes compensation savings occur immediately and after-tax savings valued at Gemini P/E multiple of 21.6x.

Centerview Partners 2

– Confidential Draft –

Review Of Selected Key Factors

Today's focus

Compensation Analysis	▪ Illustrative value of potential reduced annual compensation from a reduced role for the Sands ▪ Comparison vs. non-executive suggests savings of ~$16mm annually – Implies ~$280mm value assuming Gemini P/E of 21.6x (~5% exchange premium impact and ~0.05x exchange ratio impact)
Governance Considerations	▪ Benchmarked Gemini governance profile against other S&P 500 companies ▪ Potential opportunity to bring governance provisions in-line with current majority / "best practices" ▪ Key areas of focus include: ongoing family role, lead independent director and majority vote standard
Potential Response Tactics / Messaging	▪ Suggested response seeking clarification on a number of corporate governance issues: ongoing Sands role, lead independent director and majority vote standard ▪ Focus on tying governance factors with the reclassification to best position Board going forward

For reference

Selected Rationale For Reclassification	▪ Frequently cited rationale in prior share reclassifications include improved corporate governance, expansion of potential investor base, relevant prior reclassification situations and improved liquidity ▪ Among other benefits, a Gemini reclassification may reduce the complexity of a potential Gemini sale / merger which may increase the ability for all shareholders to realize a control premium at some point in the future
Prior Reclassification Situations	▪ Reviewed 29 selected prior declassification situations where high / low vote structure was collapsed in companies with greater than $500mm market capitalization since 2000 – In majority of situations examined, there was no premium paid to high vote shareholders ▪ In situations with a founding family / controlling shareholder (9 of 29), range of premiums is 0% to 57%, with a median of 22%
Public Company Analysis	▪ Illustrative sum-of-the-parts analysis, based on selected publicly-traded beer, wine and spirit companies – Implies an increased in P/E multiple for Gemini of ~0.9x to ~3.5x assuming Gemini trades closer to its implied valuation based on publicly-traded alcohol companies ▪ Illustrative regression analysis, based on Gemini's growth and margin profile in the context of publicly-traded alcohol companies – implies an increased P/E multiple for Gemini of ~3.3x to ~4.7x if it trades closer to regression implied trends

Centerview Partners

3

Source: Company filings, Wall Street research and FactSet.

– Confidential Draft –

Analysis Of Reduced Executive Compensation

- There may be potential value from reduced compensation available to Gemini if the Sands roles are reduced to non-executive chairman and director, based on other large scale public consumer company compensation benchmarks
- Of the 46 Consumer Discretionary / Staples companies in the S&P 500 with market caps between $20bn and $100bn evaluated, *14* had non-executive, independent Chairman separate from the CEO; median compensation is ***$403K***

Potential Savings Analysis

Robert Sands - Executive Chairman	
FY'21 Salary	$1.0
Stock / Option Awards	4.1
Other Compensation[1]	4.0
Total FY'21 Compensation	**$9.1**
Median Peer Based Non-Exec Chairman Comp.	**$0.4**
Potential Robert Sands Annual Comp. Savings	**$8.7**
Richard Sands - Executive Vice Chairman	
FY'21 Salary	$0.9
Stock / Option Awards	3.5
Other Compensation[1]	3.5
Total FY'21 Compensation	**$7.8**
Gemini Non-Management Director Retainer Fee	$0.1
Gemini Annual Equity Grants	0.2
Potential Director Compensation	**$0.3**
Potential Richard Sands Annual Comp. Savings	**$7.6**
Total Sands Annual Compensation Savings	**$16.3**
Memo: 3-Year Avg. Additional Private Jet	*$1.5*

Pro Forma Value Of Savings Impact

Total Sands Annual Compensation Savings	$16.3
(-) Taxes @ 20% Rate	(3.3)
After-Tax Annual Sands Compensation Savings	**$13.0**
Gemini NTM P/E Multiple	21.6x
Illustrative Compensation Value	**$282**

	Achieved	*Achieved in 2 Yrs @ Illustrative Discount Rate Range Of*		
	Today	***7.0%***	***8.5%***	***10.0%***
Gemini Market Cap ($bn)	←	$47.1	→	
Present Value of Savings[2]	**$282**	**$246**	**$239**	**$233**
PV of Savings % of Market Cap	*0.6%*	*0.5%*	*0.5%*	*0.5%*
Class B Shares (mm)	←	*23.2*	→	
Implied Premium	**5.1%**	**4.4%**	**4.3%**	**4.2%**
Implied Exch. Ratio	**0.05x**	**0.04x**	**0.04x**	**0.04x**

Source: Company filings.
Note: U.S. Dollars in millions.
(1) Represents amounts earned under AMIP for Fiscal 2021, 2020 and 2019, Company contributions to 401(k) / Profit Sharing Plan, non-elective contributions under Non-Qualified Savings Plan and aggregate incremental cost of perquisites and personal benefits.
(2) Assumes illustrative future value of after-tax savings valued at Gemini P/E of 21.6x.

CENTERVIEW PARTNERS

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– Confidential Draft – Analysis At Various Potential Exchange Ratios / Premiums Summary Metrics At Various Illustrative Exchange Ratios / Premiums Exchange Premium – 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% Exchange Ratio 1.00x 1.05x 1.10x 1.15x 1.20x 1.25x 1.30x 1.35x New Shares Issued to B (mm) 23.2 24.4 25.5 26.7 27.8 29.0 30.2 31.3 Value Of Shares Issued ($bn) $5.8 $6.0 $6.3 $6.5 $6.8 $7.0 $7.2 $7.5 Implied Prem. Paid By Class A To – (0.3) (0.5) (0.7) (1.0) (1.2) (1.5) (1.7) Class B ($bn) Implied Premium As % Of Mkt. Cap – 0.5% 1.1% 1.6% 2.1% 2.6% 3.1% 3.6% NTM P/E (1) – 0.1x 0.3x 0.4x 0.5x 0.6x 0.8x 0.9x â^† Required To Breakeven Pro Forma Class A Ownership 87.7% 87.2% 86.7% 86.2% 85.6% 85.1% 84.6% 84.1% Pro Forma Class B Ownership 12.3% 12.8% 13.3% 13.8% 14.4% 14.9% 15.4% 15.9% Pro Forma Sands Ownership 16.9% 17.4% 17.9% 18.4% 18.9% 19.3% 19.8% 20.3% Illustrative Compensation Value ($bn)(2) $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 For Implied Premium Incl. Compensation (0.6%) (0.1%) 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% reference Value (% Of Market Cap) (3) (0.1x) (0.0x) +0.1x +0.3x +0.4x +0.5x +0.6x +0.8x NTM P/E â^† Required To Breakeven +1x P/E is equivalent to ~$2.2bn of incremental value to Gemini Initial proposal Source: Company filings, Wall Street research and FactSet. Note: U.S. Dollars in billions, except per share amounts. Share counts in millions. (1) Implied P/E multiple change required for implied PF share price to equal current share price. (2) Based on illustrative annual compensation savings of $16.3mm tax affected at 20% and valued at Gemini current P/E multiple of 21.6x. (3) Implied P/E multiple change required for implied PF share price (including compensation value add back) to equal current share price.

– Confidential Draft –

Stock Vs. Cash Exchange Premium Considerations

Cash Premium Considerations

- Provides Class B holders with increased upfront cash proceeds
  - Potential tax implications for Class B holders if receiving cash
- Lower pro forma equity ownership for the Class B
- Reduces dilution to Class A shareholders given less shares issued
- Class A holders will receive greater share of any value creation post-reclassification given lower dilution
- Any cash premium likely may need to be evaluated in the overall context of Gemini's capital allocation policy

Illustrative Cash vs. Stock Premium Analysis – 1.35x Exchange (~$1.7bn) And P/E Multiple Based Approach

	No Uplift		*+1.0x Uplift*	
	Cash	*Stock*	*Cash*	*Stock*
Current NTM P/E Multiple	21.6x	21.6x	21.6x	21.6x
Multiple Δ	–	–	+1.0x	+1.0x
Pro Forma Multiple	**21.6x**	**21.6x**	**22.6x**	**22.6x**
NTM EPS	$11.50	$11.50	$11.50	$11.50
After-Tax Financing Costs(1)	(0.36)	–	(0.36)	–
Dilution Impact(2)	–	(0.47)	–	(0.47)
Pro Forma NTM EPS	**$11.14**	**$11.03**	**$11.14**	**$11.03**
Pro Forma Share Price	**$241**	**$239**	**$252**	**$250**
% Δ vs. Current Share Price of $249	*(3.1%)*	*(4.1%)*	*+1.4%*	*+0.3%*

Source: Company filings, Wall Street research and FactSet.
(1) Assumes premium paid to Class B shareholders financed 100% with debt and assuming illustrative 5% interest rate and 20% tax rate.
(2) Assumes 1.35x exchange ratio.

CENTERVIEW PARTNERS 6

– Confidential Draft –

Gemini Governance Profile Vs. S&P 500

- Gemini's dual-class structure is an outlier relative to other S&P 500 companies (~8% have unequal voting share classes)
  - Majority of other corporate governance provisions generally in-line with the S&P500, except for a few, including majority vote standard to elect directors, action by written consent, no ability for shareholders to call special meetings and proxy access

Board Details

	Y/N	S&P[1]
Classified Board	✗	13%
Directors removed only for cause	✗	25%
Supermajority vote to remove directors	✗	14%
Board fills all vacant seats	✓	80%
Separate Chair / CEO positions	✓	57%
Average director age	60	63
Lead Independent Director	✓/?	57%
Majority vote standard to elect	✗	90%
Average director tenure	12	9

Voting Details

	Y/N	S&P[1]
Cumulative voting	✗	3%
Unanimous written consent	✗	27%
Supermajority for mergers	✗	18%
Supermajority to amend all charter provisions	✗	36%
Supermajority to amend all bylaw provisions	✗	23%
Advance notice for proposals / nominations	✓	99%
Action by written consent	✓	32%
Shareholders can call special meetings	✗	67%
Proxy access	✗	83%

Other Provision Details

	Y/N	S&P[1]
Blank check preferred stock	✓	95%
Board can amend bylaws without S/H approval	✓	99%
Fair price provision	✗	11%
Poison pill in force	✗	1%
Ownership limit	✗	11%
Exclusive forum	✓	50%
Unequal voting share classes	✓	8%

Policy In-Line With S&P 500 (green)
Policy Not In-Line With S&P 500 (red)

Source: Company filings and FactSet.
(1) Represents percentage of S&P 500 companies with provision.

CENTERVIEW PARTNERS 7

– Confidential Draft – Illustrative Proposal Response Key Terms The Special Committee’s receptivity to considering an appropriate premium in the declassification is tied to the Sands Family’s agreement to more directly align the company’s corporate governance structures with that of a company that is not controlled, including the following: Sands Family Board Representation Sands Family Roles & Compensation Standstill & Lock-up Board Leadership Majority Vote Standard Renomination rights for Messrs. Robert and Richard Sands over time following the declassification Transition to non-executive roles for Messrs. Robert and Richard Sands and alignment of compensation to typical non-executive standards Potential restrictions on acquiring or selling material amounts of shares post-declassification Near-term refreshment or rotation of the Lead Independent Director role Transition to a majority vote standard for [uncontested director elections] in conjunction with the declassification

– Confidential Draft – Illustrative Response Key Talking Points Centerview / Potter to call Greenhill / WLRK The Special Committee has had several meetings since your client’s proposal came in and has considered, among other things, precedent transactions as well as shareholder feedback that has been shared with the Committee. We would note, as a preliminary matter, that all of the precedents arose at particular times and in particular contexts that make it difficult to draw conclusions that are applicable to your client’s proposal We can say the following at a high level: – The Special Committee is open to considering a premium of some amount – Without characterizing further what “some amount” means, it is clear that it is not the level that the Sands Family has proposed – However, the Special Committee’s receptivity to considering an appropriate premium to the Sands Family to relinquish its control in the declassification is tied to the Sands Family’s agreement to address a broader set of corporate governance matters at the company that would more directly align the company’s governance with that of a non-controlled company – We have laid these items out in the document we have sent to you – We are asking that you take it to your client and come back to us We will walk you through the page, but first the overall concept is this: – If stockholders are asked to pay a control premium for a declassification, it is the Special Committee’s belief that stockholders would expect that the governance features laid out in the document provided would also be addressed to more directly align the company’s governance with that of a non-controlled company. – If the Sands Family wants to continue to maintain significant control through ongoing nomination rights, the legacy board and committee leadership, ongoing executive roles and compensation, and their large voting block with no standstill, stockholders are going to ask – what is the premium for? The Sands Family still has de facto control of the company – We are hearing this exact point directly from stockholders If a declassification is to occur, the Special Committee is seeking to set up the company’s governance structure appropriately for the long-term such that it is more directly aligned with that of a non-controlled company. – There is a reason so many companies run into trouble post-declassification – If stockholders approve a declassification at a premium, and the board has not addressed the governance structure, the board is likely to immediately face pressure to evolve ... or else – Part of its goal as a Special Committee is to lay that groundwork now, so the Special Committee members can represent to their fellow directors that there is a plan going forward and this is not setting the company up for immediate near term stockholder activism pressure

Supplemental Reference Materials

– Confidential Draft – Potential Rationale For Declassification In Precedent Situations Rationale Applicability Selected Observations Shareholder Friendly / “One Share One Vote” Relevant Precedents Expand Potential Investor Base Reduced Complexity Of A Sale / Merger Other Governance Improvements “Feedback” From Shareholders Part Of Succession Planning Improved Liquidity Corporate governance trends continuing to favor “one share one vote” and ISS generally unsupportive of dual-class voting structures Other family / founder controller situations where reclassification reduced voting control below 50% Potential for inclusion in certain funds which exclude companies with dual-class structures May increases likelihood that all shareholders can realize a control premium at some point Potential agreement / commitment to make other governance changes Selected shareholders have generally expressed support for a reclassification, but some stated concern around the proposed premium Unclear if reclassification is part of broader Sands succession planning Unclear if increased Class A share count will materially improve liquidity given Gemini scale and Class A shares already very liquid

– Confidential Draft –

Summary Of Selected Prior Share Reclassification Situations

Evaluated 29 prior reclassification situations since 2001 (companies over $500mm market cap at time of announcement)

- In the 9 family / founder situations, all but 2 included a premium paid to the family
- Only 1 of the 20 situations without a family / founder controller had a premium paid (in CTE 50.2% of the high vote stock was owned by a single holder L3; 29% of total vote)

High Vote Class Ownership Dynamics


n=29
Family / Founder
Controlling
Shareholder
(e.g., Forest City)
31%
69%
No Family / Founder
Controlling
Shareholder
(e.g., Chipotle)

Announced Premium As % Of Market Cap

Chart reflects max, min and median of selected prior reclassification situations (n=29)


13.3%
Max
Median
3.3%
0.8%
Min
0.0%
0.0%

Announced Exchange Premium


Max
57.2%
Median
22.0%
9.0%
Min
0.0%
0.0%
Family / Founder
Controlling Shareholder
No Family / Founder
Controlling Shareholder

CENTERVIEW PARTNERS 12

Source: Company filings and FactSet.

– Confidential Draft –

Selected Prior Share Reclassification Situations

Represents selected prior reclassification situations since 2000 for companies with >$500mm market capitalization at announcement

Group	Company	Date Ann.	Equity Val. @ Ann.	Votes (H / L)	Total High Vote Economic (Pre / Post)	Total High Vote Voting (Pre / Post)	HV / LV Exchange Ratio	Cash / Stock Mix	Ann. Exchange Prem.[1]	Prem. % of Mkt Cap	Commentary / Rationale
Family / Founder Controlling Shareholder	National Research	09/17	$1.0	1 / 0.01	14% / 14%	94% / 14%	1.00x	36% / 64%	57%	8%	HV traded at ~57% prem.; Offer in-line with trading; LV 1/6th dividend
	Stewart Info	01/16	0.8	1 / 1	4% / 4%	4% / 4%	1.00x	26% / 74%	35%	2%	Morris Family controlled majority of Class B shares; Elects 4 of 9 Directors; Engine Capital on board pre-reclass
	Forest City	12/16	5.5	10 / 1	7% / 9%	44% / 9%	1.31x	-- / 100%	31%	3%	Activist situation with rumored M&A; Ratner family elects majority of Board; Board evaluation of alternatives
	Hubbell	08/15	5.7	20 / 1	12% / 12%	74% / 12%	1.00x	22% / 78%	28%	3%	Trustee sought potential share sale, Company offered premium; Standstill agreement with Trustee
	Reader's Digest	04/02	2.3	1 / --	12% / 15%	100% / 15%	1.22x	-- / 100%	22%	3%	Family controller Trust desired diversification; Sent first proposal ~30% premium
	Sotheby's [2]	09/05	1.0	10 / 1	22% / 12%	62% / 12%	0.51x	58% / 42%	19%	13%	Taubman family controller desired premium; no premium for other Class B shareholders given Class B O/S below 50%
	Robert Mondavi	08/04	0.6	10 / 1	36% / 40%	85% / 40%	1.17x	-- / 100%	17%	7%	Deal maintained announced 1.165x ratio
	Alberto-Culver	10/03	3.6	1 / 0	55% / 55%	92% / 55%	1.00x	-- / 100%	--	--	Liquidity; Investor confusion; Governance
	Aaron's Inc.	09/10	1.4	1 / --	14% / 14%	100% / 14%	1.00x	-- / 100%	--	--	Liquidity; Align vote/econ; Attract investors
	Minimum				**4% / 4%**	**4% / 4%**	**0.51x**		**--**	**--**	
	Median				**14% / 14%**	**85% / 14%**	**1.00x**		**22%**	**3%**	
	Maximum				**55% / 55%**	**100% / 55%**	**1.31x**		**57%**	**13%**	
No Family / Founder Controlling Shareholder	CTE	04/03	$0.9	15 / 1	9% / 9%	58% / 9%	1.09x	-- / 100%	9%	1%	Single holder, L3, has 50.2% of high vote and 29% of total vote
	Snowflake	03/21	76.6	10 / 1	82% / 82%	98% / 82%	1.00x	-- / 100%	--	--	Class B shares held by Pre-IPO investors converted to Class A shares
	VMware	10/21	67.8	10 / 1	73% / 73%	96% / 73%	1.00x	-- / 100%	--	--	Spin-related distribution
	SAP	02/01	48.8	1 / --	58% / 58%	100% / 58%	1.00x	-- / 100%	--	--	Transparent cap structure; greater flexibility; governance
	Time Warner Cable	05/08	30.5	10 / 1	8% / 8%	45% / 8%	1.00x	-- / 100%	--	--	Spin-related distribution
	Conoco	07/01	17.3	5 / 1	70% / 70%	92% / 70%	1.00x	-- / 100%	--	--	Spin-related distribution
	Raytheon	02/01	12.2	1 / 1[3]	70% / 70%	70% / 70%	1.00x	-- / 100%	--	--	Spin-related distribution
	GameStop	12/06	4.2	10 / 1	39% / 39%	87% / 39%	1.00x	-- / 100%	--	--	Simplify cap. structure; liquidity; governance
	Waddell Reed	12/00	3.0	5 / 1	48% / 48%	82% / 48%	1.00x	-- / 100%	--	--	Reduce investor confusion, liquidity, simplify capital structure
	Chipotle	10/09	2.6	10 / 1	52% / 52%	92% / 52%	1.00x	-- / 100%	--	--	Eliminate discount; liquidity; attract investors
	Agere Systems	12/04	2.4	1 / 1[3]	52% / 52%	52% / 52%	1.00x	-- / 100%	--	--	Liquidity; Investor confusion; improve governance
	Victory Capital	09/21	2.3	10 / 1	76% / 76%	97% / 76%	1.00x	-- / 100%	--	--	Strengthen governance; increase inclusion in indices; eliminate confusion
	Eagle Materials	01/06	2.3	1 / 1[4]	48% / 48%	48% / 48%	1.00x	-- / 100%	--	--	Simplify cap. structure; liquidity; investor confusion
	Freeport-McMoran	02/02	2.1	1 / 1[3]	61% / 61%	61% / 61%	1.00x	-- / 100%	--	--	Spin-related distribution
	SunPower	09/11	1.1	8 / 1	42% / 42%	85% / 42%	1.00x	-- / 100%	--	--	Spin-related distribution
	Curtiss	02/05	1.1	1 / 1[3]	41% / 41%	41% / 41%	1.00x	-- / 100%	--	--	Spin-related distribution
	Gartner Inc.	02/05	1.0	1 / 1[3]	20% / 20%	20% / 20%	1.00x	-- / 100%	--	--	Maintained vote / econ%; Lost director majority
	FECI	02/03	0.9	1 / 1[3]	54% / 54%	54% / 54%	1.00x	-- / 100%	--	--	Spin-related distribution
	Mueller Water	10/09	0.7	8 / 1	74% / 74%	96% / 74%	1.00x	-- / 100%	--	--	Liquidity; reduce investor confusion; improve governance
	Triarc Companies	04/08	0.6	1 / 0.1	31% / 31%	82% / 31%	1.00x	-- / 100%	--	--	Acquiror in competitive merger process
	Minimum				**8% / 8%**	**20% / 8%**	**1.00x**		**--**	**--**	
	Median				**50% / 50%**	**76% / 50%**	**1.00x**		**--**	**--**	
	Maximum				**74% / 74%**	**100% / 74%**	**1.09x**		**9%**	**1%**	

Source: Company filings and FactSet. Includes companies above $500mm equity value at announcement of reclassification.
(1) Defined as ((Exchange Ratio + Cash Consideration) / Low Vote Shares - 1) on last trading day prior to announcement. (2) Only Taubman family Class B shares were exchanged at premium for cash and stock. Remaining Class B shares were automatically converted to Class A according to the Articles as outstanding Class B shares represented less than 50% of aggregate votes. (3) Class B entitled to elect 80% of Directors. Same voting power as Class A on all other matters. (4) Class B shares entitled to elect 85% of Directors. Same voting power on all other matters.

Centerview Partners 13

– Confidential Draft –

Observations On Market Implied Exchange Ratio / Premium

Based on Gemini stock trading dynamics post-disclosure of the reclassification proposal on April 4, it appears that investors may be expecting a premium to be paid to Class B holders of between ~14% - 21%

Implied Exchange – 1-Day Reaction

Class A Price Prior to Announce	$233.71
Class A Closing Price Post-Announce	229.71
% Gemini Change	(1.7%)
Class A Diluted Shares (mm)[1]	169.2
Class A Mkt Cap Prior to Announce	$39,534
Class A Mkt Cap Post-Announce	38,858
Implied Prem. Paid By Class A To B	***(677)***
Implied Prem. as % of Mkt. Cap	***1.4%***
Current Class B Shares (mm)	23.2
Implied Class B Premium / Share	**$29.15**
Class A Price Prior to Announce	233.71
Implied Class B Price Incl. Prem.	**$262.86**
Implied Exchange Ratio	**1.14x**

Implied Exchange – 1-Day Reaction vs. Peers

Class A Price Prior to Announce		$233.71
Adj. Class A Closing Price Post-Annc.		228.71
% Gemini Change	Adj. Performance[2] (2.1%)	*(1.7%)*
% Peer Change		*0.4%*
Class A Diluted Shares (mm)[1]		169.2
Class A Mkt Cap Prior to Announce		$39,534
Adj. Class A Mkt Cap Post-Announce		38,689
Implied Prem. Paid By Class A To B		***(845)***
Implied Prem. as % of Mkt. Cap		***1.8%***
Current Class B Shares		23.2
Implied Class B Premium / Share		**$36.42**
Class A Price Prior to Announce		233.71
Implied Class B Price Incl. Prem.		**$270.13**
Implied Exchange Ratio		**1.18x**

Implied Exchange – 1-Day Reaction vs. S&P

Class A Price Prior to Announce		$233.71
Adj. Class A Closing Price Post-Annc.		227.82
% Gemini Change	Adj. Performance[3] (2.5%)	*(1.7%)*
% S&P 500 Change		*0.8%*
Class A Diluted Shares (mm)[1]		169.2
Class A Mkt Cap Prior to Announce		$39,534
Adj. Class A Mkt Cap Post-Announce		38,538
Implied Prem. Paid By Class A To B		***(997)***
Implied Prem. as % of Mkt. Cap		***2.1%***
Current Class B Shares		23.2
Implied Class B Premium / Share		**$42.94**
Class A Price Prior to Announce		233.71
Implied Class B Price Incl. Prem.		**$276.65**
Implied Exchange Ratio		**1.21x**

Source: Company filings and FactSet.
Note: U.S. Dollars in millions, except per share amounts. Share counts as of 13-D disclosure on April 4, 2022, excluding impact of $500mm ASR announced on April 7, 2022.
(1) Class A common shares plus Class I shares plus dilution.
(2) Represents difference between Gemini 1-day reaction of (1.7%) and peer performance of +0.4%. Peers include selected large cap beer, wine and spirits companies.
(3) Represents difference between Gemini 1-day reaction of (1.7%) and S&P performance of +0.8%.

CENTERVIEW PARTNERS 14

– Confidential Draft –

Review Of Class A And Class B Trading Following 13-D Disclosure

Generally difficult to draw conclusions from Class A and B current trading dynamics post-disclosure on April 4, given very low liquidity / trading volumes of Class B shares

Trading Performance And Implied Premium Since Disclosure


$300
$280
$260
$240
$220
$200
1.25x
1.20x
1.15x
1.10x
1.05x
1.00x
0.95x
1.00x
1.19x
1.19x
1.13x
1.15x
1.11x
1.13x
1.13x
1.13x
1.13x
1.16x
1.13x
1.12x
1.15x
1.16x
1.13x
Class A $233.71
Class B $281.51 +20.5%
Class A $248.74 +6.4%
Peers(3) +1.1%
Class A Price
Class B Price
Implied Exchange Ratio

Initial 35% Proposal	4/1	4/4	4/5	4/6	4/7	4/8	4/11	4/12	4/13	4/14 [2]	4/18	4/19	4/20	4/21	4/22	4/25
	Implied Class A Dilution / Premium to Class B [1] ($mm)															
$1,748	–	*$861*	*$889*	*$606*	*$754*	*$538*	*$657*	*$641*	*$660*	*$583*	*$728*	*$566*	*$554*	*$669*	*$706*	*$565*
	Implied Class A Dilution / Premium to Class B [1] as % of Market Cap															
3.6%	–	*2.0%*	*2.0%*	*1.4%*	*1.6%*	*1.1%*	*1.4%*	*1.3%*	*1.4%*	*1.2%*	*1.5%*	*1.2%*	*1.1%*	*1.4%*	*1.5%*	*1.2%*
	Prior Class B S/H Ownership															
15.6%	*12%*	*14%*	*14%*	*13%*	*14%*	*13%*	*13%*	*13%*	*13%*	*13%*	*14%*	*13%*	*13%*	*14%*	*14%*	*13%*
	Class B Daily Trading Volume (# of shares)															
	1,424	*1,761*	*1,305*	*220*	*736*	*452*	*704*	*134*	*1,017*	–	–	*317*	–	–	–	*220*

Source: Company filings and FactSet. Note: Assumes an all-stock exchange / reclassification. (1) Calculated as incremental shares issued to current Class B S/H * pro forma share price. (2) Share counts on 4/14 and after based on Gemini 10-K filed April 21, 2022. (3) Peers include AB InBev, Asahi, Bede, Boston Beer, Brown-Forman, Campari, Carlsberg, Diageo, Duckhorn, Heineken, Kirin, Molson Coors, Pernod Ricard, Remy Cointreau, Treasury Wine and Vintage Wine.

CENTERVIEW PARTNERS
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– Confidential Draft –

Summary Gemini Financial Profile

- Gemini expected revenue CAGR of +7% (+8% for Beer and +4% for Wine & Spirits)[1]
  - Expected EBIT margin of 33% (~36% for Beer and 23% for Wine & Spirits)[1]

Gemini Financials (Fiscal Year Ending February 28)

'23-'25E CAGR

Revenue


Wine & Spirits
Beer
$7,973
1,898
6,075
$8,821
2,069
6,752
$9,375
2,032
7,343
$10,018
2,098
7,920
$10,777
2,185
8,592
7%
4%
8%

Growth %	2021A PF	2022A	2023E	2024E	2025E
Total		11%	6%	7%	8%
Wine & Spirits		9%	(2%)	3%	4%
Beer		11%	9%	8%	8%

EBIT (Excluding Canopy)


Wine & Spirits
Beer
Corporate
EBIT Mix
$2,745
467
2,494
(217)
$2,936
471
2,703
(238)
$3,085
497
2,819
(231)
15%
85%
$3,380
554
3,072
(246)
$3,697
592
3,371
(266)
9%
9%
9%

Margin %[2]	2021A PF	2022A	2023E	2024E	2025E
Total	34%	33%	33%	34%	34%
Wine & Spirits	23%	21%	23%	25%	25%
Beer	38%	37%	36%	36%	37%

Source: FactSet and Wall Street research. Note: U.S. Dollars in millions. FY'21A financials pro forma for Wine & Spirits divestitures.
(1) Based on FY'23-FY'25 consensus expected revenue growth and FY'23 consensus EBIT margin.
(2) Corporate cost allocation based on EBIT contribution by segment. EBIT CAGRs shown exclude corporate.

CENTERVIEW PARTNERS

16

– Confidential Draft –

Gemini Benchmarking vs. Publicly-Traded Alcohol Companies

Gemini Beer segment exhibits the highest growth and margin among peers, while Wine & Spirits growth and margin is among low-to-mid group



CY'22-'24E Revenue
CY'22E EBIT Margin
Price / NTM EPS
Beer
Gemini (Beer) 8%
Boston Beer 7%
Heineken 6%
AB InBev 5%
Carlsberg 4%
Asahi 3%
Kirin 2%
Molson Coors 1%
Median: 4%
Gemini (Beer) 36%(1)
AB InBev 26%
Heineken 16%
Carlsberg 15%
Molson Coors 13%
Boston Beer 10%
Asahi 9%
Kirin 8%
Median: 13%
Boston Beer 24.0x
Heineken 20.8x
Carlsberg 17.9x
AB InBev 16.3x
Asahi 14.7x
Molson Coors 13.2x
Kirin 12.1x
Median: 16.3x
Wine & Spirits (W&S)
Vintage Wine 16%
Becle 14%(2)
Duckhorn 9%(2)
Remy Cointreau 9%
Pernod Ricard 6%
Campari 6%
Diageo 6%
Brown-Forman 6%
Treasury Wine 5%
Gemini (W&S) 3%
Median: 6%
Diageo 31%
Brown-Forman 31%
Pernod Ricard 28%
Duckhorn 28%
FY'25 expected 25%
Remy Cointreau 26%
Gemini (W&S) 22%(1)
Treasury Wine 22%
Campari 20%
Becle 19%
Vintage Wine 14%
Median: 26%
Remy Cointreau 37.8x
Brown-Forman 35.3x
Campari 35.0x
Duckhorn 28.9x
Becle 28.7x
Diageo 25.6x
Pernod Ricard 22.6x
Vintage Wine 21.1x
Treasury Wine 21.0x
Median: 28.6x
Beer
Wine
Spirits

Source: Company filings, Wall Street research and FactSet. Note: U.S. Dollars in millions.

(1) Corporate cost allocation based on EBIT contribution by segment. (2) Represents CY'22E – CY'23E growth rates due to lack of availability of CY'24E estimates.

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– Confidential Draft –

Illustrative Sum-Of-The-Parts Analysis

Illustrative sum-of-the-parts analysis based on selected multiples from publicly-traded beer, wine and spirits companies indicates that Gemini may be trading at a discount vs. its SOTP implied P/E multiple

Weighted Average P/E Multiple

	EBIT %	Price / NTM EPS			Multiple Contribution		
	Contribution[1]	Low		High	Low		High
Beer	85%	23.0x	–	25.0x	19.6x	–	21.3x
Wine & Spirits	15%	20.0x	–	26.0x	3.0x	–	3.9x
Implied Weighted Avg. P/E					**22.6x**	**–**	**25.1x**
Gemini Current P/E					21.6x	–	21.6x
Implied P/E Multiple Δ (%)					+4%	–	+16%
Implied P/E Multiple Δ					**+0.9x**	**–**	**+3.5x**

Commentary

- Beer: Highest growth and margin among beer peers
- Wine & Spirits: Low-to-mid growth and margin profile among wine and spirits peers

Source: Company filings, Wall Street research and FactSet.
(1) Based on fiscal year 2023 (ending February 28) EBIT contributions.

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– Confidential Draft –

Gemini P/E Multiple Excluding Canopy

- Adjusting Gemini's P/E multiple for the Canopy stake market value and earnings implies that Gemini is trading at a ~1x lower P/E than otherwise observed
  - Gemini investors and analysts indicate some potential valuation discount may be attributable to Canopy / capital allocation and associated corporate governance

Implied NTM P/E (Ex-Canopy)

Current Gemini Share Price	$248.74
(-) Canopy Value per Gemini Share	(4.16)[1]
Gemini Price ex-Canopy	**$244.58**
Gemini NTM EPS (incl. Canopy)	$11.49
(+) Add-back Canopy Loss per Gemini Share	0.36
Gemini NTM EPS ex-Canopy	**$11.86**
Gemini Implied P/E ex-Canopy	**20.6x**
Gemini Current P/E	21.6x
Gemini Current P/E vs. P/E ex-Canopy	**+1.0x**

	Low	High
Implied Peer-Based Weighted Avg. P/E	22.6x	25.1x
Implied Incremental P/E Multiple Δ	**+1.0x**	**+1.0x**
Implied P/E Multiple Δ Vs. Implied Ex-Canopy P/E Of 21.5x	**+1.9x**	**+4.5x**

Selected Analyst / Investor Quotes

*"Overall, given the market has been concerned over capital allocation, we believe investors would react favorably to [Gemini] consolidating into a single share class with the Sands Family giving up voting control… **We think some of the stock's valuation discount in our minds around capital allocation concerns will be reduced**"*
– Morgan Stanley

"We have written at length about [Gemini's] patchy capital allocation track record, including Ballast Point, Mexicali and Canopy"
– AB

*"…The company's current valuation discount to the broader market on a P/E basis **is not wholly due to the control shares**, in our view. Management's decisions with regard to capital allocation – particularly the Canopy acquisition – have **contributed at least as much to the valuation gap as the control shares have**."*
– T.RowePrice

Source: Company filings, Wall Street research and FactSet.
(1) Based on the current market value of Gemini's ~35% ownership stake in Canopy Growth.

CENTERVIEW PARTNERS 19

– Confidential Draft –

Illustrative Regression Analysis

Regression analysis of beer, wine and spirit company growth and margins vs. valuation multiple implies an increased P/E multiple for Gemini if it trades closer to regression implied trends

Revenue Growth vs. NTM P/E



Correlation = 78%
NTM P/E
40.0x
35.0x
30.0x
25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
--
2.0%
4.0%
6.0%
8.0%
10.0%
'22E – '24E Revenue Growth
Implied Gemini (7.0%, 28.3x)
50% Credit (7.0%, 25.0x)
Current Gemini (7.0%, 21.6x)

Operating Margin vs. NTM P/E



Correlation = 60%
NTM P/E
40.0x
35.0x
30.0x
25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
--
5.0%
10.0%
15.0%
20.0%
25.0%
30.0%
35.0%
'22E Operating Margin
Implied Gemini (32.9%, 31.1x)
50% Credit (33.0%, 26.4x)
Current Gemini (33.0%, 21.6x)

Beer | Wine | Spirits

Source: Company filings, Wall Street research and FactSet.
Note: Beer companies include AB InBev, Asahi, Boston Beer, Carlsberg, Heineken, Kirin and Molson Coors. Wine companies include Duckhorn and Treasury Wine. Spirits companies include Brown-Forman, Campari, Diageo, Pernod Ricard and Remy Cointreau. Correlations exclude Gemini.

CENTERVIEW PARTNERS

20

– Confidential Draft –

Illustrative Implied P/E Multiple Summary

Illustrative sum-of-the-parts and regression analyses implies an increased P/E multiple for Gemini of +0.9x to +4.7x, assuming Gemini trades closer to the implied valuations based on publicly-traded alcohol companies

	Sum-Of-The-Parts Analysis		Regression Analysis (50% Credit)	
	Low	High	Revenue Growth	EBIT Margin
Implied NTM P/E Multiple	22.6x	25.1x	25.0x	26.4x
Current NTM P/E Multiple	21.6x	21.6x	21.6x	21.6x
Implied Δ NTM P/E Multiple	**+0.9x**	**+3.5x**	**+3.3x**	**+4.7x**
		Additional +1.0x ex-Canopy[1]		
Increase in Total Market Cap ($bn)[2]	+$2.0	+$7.7	+$7.3	+$10.4
Additional Value to Class A ($bn)[3]	+1.8	+6.8	+6.4	+9.1
Implied Value Creation % (Mkt Cap & Class A)	**+4%**	**+16%**	**+16%**	**+22%**

+1x P/E is equivalent to ~$2.2bn of incremental value to Gemini

Source: Company filings, Wall Street research and FactSet.
Note: U.S. Dollars in billions, except per share amounts. Share counts in millions.
(1) Adjusted for the current market value of Gemini's ~35% ownership stake in Canopy and the attributable Canopy losses.
(2) Total market cap calculated using only Class A share price. Includes impact of dilution from 4.4mm shares of options outstanding at $131.89 strike price, 0.3mm shares of RSUs and 0.2mm shares of PSUs.
(3) Class A calculated as Gemini FDSO (190.3mm) excluding current Class B shares (23.2mm), assuming no premium to Class B shares.

CENTERVIEW PARTNERS 21